Citigroup Global Markets Holdings Inc.	March 22, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH2128 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the shares of common stock of Amazon.com, Inc. (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer a fixed positive return at maturity if the underlying shares remain the same or appreciate from the initial share price to the final share price, regardless of the extent of that appreciation. The securities also offer the potential for a positive return at maturity based on the absolute value of a limited range of potential depreciation (not more than 20.00%) of the underlying shares. In exchange for these features, investors in the securities must be willing to forgo participation in any appreciation of the underlying shares in excess of the fixed return and any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares if the underlying shares depreciate by more than 20.00%. If the underlying shares depreciate by more than 20.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:		Shares of common stock of Amazon.com, Inc. (ticker symbol: “AMZN”) (the “underlying share issuer”)
Aggregate stated principal amount:		$2,289,950
Stated principal amount:		$10 per security
Pricing date:		March 22, 2019
Issue date:		March 27, 2019. See “Supplemental Plan of Distribution” in this pricing supplement.
Valuation date:		September 22, 2021, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		September 27, 2021
Payment at maturity:

For each $10 stated principal amount security you hold at maturity:

▪ If the final share price is greater than or equal to the initial share price:

$10 + the fixed return amount

▪ If the final share price is less than the initial share price but greater than or equal to the trigger price:

$10 + ($10 × the absolute share return)

▪ If the final share price is less than the trigger price:

$10 + ($10.00 × the share return)

If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $8.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:		$1,764.77, the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the valuation date
Fixed return amount:		$2.90 per security (29.00% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the initial share price.
Absolute share return:		The absolute value of the share return
Share return:		(i) The final share price minus the initial share price, divided by the (ii) initial share price
Trigger price:		$1,411.816, 80.00% of the initial share price
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17326W308 / US17326W3088
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.25(2)	$9.70
$0.05(3)
Total:	$2,289,950.00	$68,698.50	$2,221,251.50

(1) On the date of this pricing supplement, the estimated value of the securities is $9.642 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.25 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-06 dated April 7, 2017	Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares —Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the trigger price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the trigger price are each subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed return of 29.00% if the underlying shares have not depreciated as of the valuation date;

▪	To obtain a positive return for a limited range of negative performance of the underlying shares; and

▪	To potentially outperform the underlying shares in a moderately bullish or moderately bearish scenario, without taking into account lost dividend yield.

If the final share price is less than the trigger price, the securities are exposed on a 1-to-1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 2.5 years
Fixed return amount:	$2.90 per security (29.00% of the stated principal amount)
Trigger price:	80.00% of the initial share price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Coupon:	None

Key Investment Rationale

The securities offer the potential for a positive return at maturity regardless of whether the underlying shares appreciate or depreciate, but only so long as any depreciation does not exceed 20.00%. At maturity, if the final share price is greater than or equal to the initial share price, investors will receive the fixed return of 29.00%, regardless of the extent of the appreciation of the underlying shares. If the final share price is less than the initial share price, but not by more than 20.00%, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20.00%. However, if the final share price is less than the initial share price by more than 20.00%, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares from the initial share price to the final share price and will lose 1% of the stated principal amount for every 1% of that decline. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

March 2019	PS-2

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

Fixed Return and Absolute Return Features:	The securities offer the potential for a positive return at maturity regardless of whether the underlying shares appreciate or depreciate, but only so long as any depreciation does not exceed 20.00%. The securities offer (i) a fixed positive return if the underlying shares remain the same or appreciate at all, regardless of the extent of that appreciation and (ii) a positive return equal to the absolute value of the depreciation of the underlying shares if the underlying shares depreciate by up to 20.00%.
Upside Scenario if the Underlying Shares Appreciate:	The final share price is greater than or equal to the initial share price. In this case, you receive for each security that you hold $10 plus the fixed return amount.
Absolute Return Scenario:	The final share price is less than the initial share price but is greater than or equal to the trigger price, which is 80.00% of the initial share price. In this case, you receive a 1% positive return on the securities for each 1% negative return on the underlying shares. For example, if the final share price is 5% less than the initial share price, the securities will provide a positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 20.00% return at maturity.
Downside Scenario:	The final share price is less than the trigger price. In this case, you would receive at least 20.00% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the price of the underlying shares over the term of the securities. Under these circumstances, the payment at maturity will be less than $8.00 per security. For example, if the final share price is 50% less than the initial share price, you would receive at maturity 50% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical share returns.

Investors in the securities will not receive any dividends on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying shares” below.

Dual Directional Trigger Jump Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

March 2019	PS-3

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

Your actual payment at maturity per security will depend on the actual initial share price, the actual trigger price and the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much. The examples are based on a hypothetical initial share price of $1,600.00 and a hypothetical trigger price of $1,280.00.

Example 1—Upside Scenario A. The hypothetical final share price is $1,760.00 (a 10.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price by less than the fixed return of 29.00%.

Payment at maturity per security = $10 + the fixed return amount

= $10 + $2.90

= $12.90

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your total return on the securities at maturity in this scenario would equal the fixed return of 29.00%.

Example 2—Upside Scenario B. The hypothetical final share price is $2,400.00 (a 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price by more than the fixed return of 29.00%.

Payment at maturity per security = $10 + the fixed return amount

= $10 + $2.90

= $12.90

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your total return on the securities at maturity in this scenario would equal the fixed return of 29.00%. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a fixed return.

Example 3—Upside Scenario C. The hypothetical final share price is $1,440.00 (a 10.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price but greater than the hypothetical trigger price.

Payment at maturity per security = $10 + ($10 × the absolute share return)

= $10 + ($10 × |-10.00%|)

=$10 + $1.00 = $11.00

Because the underlying shares did not depreciate from the hypothetical initial share price to the hypothetical final share price by more than 20.00%, your payment at maturity in this scenario would reflect 1-to-1 positive exposure to the absolute value of the negative performance of the underlying shares.

Example 4—Downside Scenario. The hypothetical final share price is $480.00 (a 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical trigger price.

Payment at maturity per security = $10 + ($10.00 × the share return)

= $10 + ($10 × -70%)

= $10 + -$7.00

= $3.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price by more than 20.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus,

March 2019	PS-4

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the trigger price, the absolute return feature will no longer be available and the payout at maturity will be at least 20% less than the stated principal amount of the securities, and you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. If the underlying shares appreciate, your potential total return on the securities at maturity is limited to the fixed return at maturity of 29.00%, which is equivalent to a fixed return amount of $2.90 per security. Your return on the securities will not exceed the fixed return, even if the underlying shares appreciate by significantly more than the fixed return. If the underlying shares appreciate by more than the fixed return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying shares. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying shares even if the underlying shares appreciate by less than the fixed return. In addition, your potential for positive participation in the absolute value of any depreciation of the underlying shares is limited. Because the trigger price is equal to 80.00% of the initial share price, the return potential of the securities in the event that the underlying shares depreciate is limited to 20.00%. Any depreciation of the underlying shares in excess of 20.00% will result in a loss, rather than a positive return, on the securities.

▪	Investing in the securities is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlying shares. As of March 22, 2019, the underlying share issuer does not pay dividends or make other distributions on the underlying shares. However, if the underlying share issuer were to pay dividends or make other distributions on the underlying shares, investors in the securities would not have any rights to receive such dividends or distributions and you would be foregoing the opportunity to receive such payments that you could have received by investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

March 2019	PS-5

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yields on the underlying shares, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares over the term of the securities or in instruments related to the underlying shares over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that

March 2019	PS-6

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares. As of March 22, 2019, the underlying share issuer does not pay regular dividends. However, that may change, and if the underlying share issuer starts to pay dividends during the term of the securities, you should understand that you will not receive any dividend payments with respect to any of the underlying shares under the securities. In addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and

March 2019	PS-7

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2019	PS-8

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

Information About Amazon.com, Inc.

Amazon.com, Inc. is a web-based business that serves consumers, sellers, developers, enterprises and content creators. The common stock of Amazon.com, Inc. is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-22513, through the SEC’s website at http://www.sec.gov. In addition, information regarding Amazon.com, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The common stock of Amazon.com, Inc. trades on the Nasdaq Global Select Market under the ticker symbol “AMZN.”

This pricing supplement relates only to the securities offered hereby and does not relate to the common stock of Amazon.com, Inc. or other securities of Amazon.com, Inc. We have derived all disclosures contained in this pricing supplement regarding Amazon.com, Inc. from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to Amazon.com, Inc.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Amazon.com, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the common stock of Amazon.com, Inc.

Historical Information

The graph below shows the closing price of the shares of common stock of Amazon.com, Inc. for each day such price was available from January 2, 2014 to March 22, 2019. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of common stock of Amazon.com, Inc. for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the shares of common stock of Amazon.com, Inc. shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the shares of common stock of Amazon.com, Inc. as an indication of future performance.

Common Stock of Amazon.com, Inc. – Historical Closing Prices January 2, 2014 to March 22, 2019

*The red line indicates the trigger price of $1,411.816, equal to 80.00% of the closing price on March 22, 2019.

March 2019	PS-9

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

Common Stock of Amazon.com, Inc.	High	Low	Dividends
2014
First Quarter	$407.05	$336.52	$0.00000
Second Quarter	$342.99	$288.32	$0.00000
Third Quarter	$360.84	$307.06	$0.00000
Fourth Quarter	$338.64	$287.06	$0.00000
2015
First Quarter	$387.83	$286.95	$0.00000
Second Quarter	$445.99	$370.26	$0.00000
Third Quarter	$548.39	$429.70	$0.00000
Fourth Quarter	$693.97	$520.72	$0.00000
2016
First Quarter	$636.99	$482.07	$0.00000
Second Quarter	$728.24	$586.14	$0.00000
Third Quarter	$837.31	$725.68	$0.00000
Fourth Quarter	$844.36	$719.07	$0.00000
2017
First Quarter	$886.54	$753.67	$0.00000
Second Quarter	$1,011.34	$884.67	$0.00000
Third Quarter	$1,052.80	$938.60	$0.00000
Fourth Quarter	$1,195.83	$957.10	$0.00000
2018
First Quarter	$1,598.39	$1,189.01	$0.00000
Second Quarter	$1,750.08	$1,371.99	$0.00000
Third Quarter	$2,039.51	$1,693.96	$0.00000
Fourth Quarter	$2,004.36	$1,343.96	$0.00000
2019
First Quarter (through March 22, 2019)	$1,819.26	$1,500.28	$0.00000

The closing price of the shares of common stock of Amazon.com, Inc. on March 22, 2019 was $1,764.77.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of common stock of Amazon.com, Inc. in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of common stock of Amazon.com, Inc.

March 2019	PS-10

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

March 2019	PS-11

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.25 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

March 2019	PS-12

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

March 2019	PS-13

Citigroup Global Markets Holdings Inc.
228,995 Dual Directional Trigger Jump Securities Based on the Common Stock of Amazon.com, Inc. Due September 27, 2021 Principal at Risk Securities

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2019	PS-14